Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

TiVo Inc.:

We consent to the use of our reports dated March 31, 2010, with respect to the consolidated balance sheets of TiVo Inc. and subsidiaries as of January 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive income/loss, and cash flows for each of the years in the three-year period ended January 31, 2010, and the effectiveness of internal control over financial reporting as of January 31, 2010, incorporated herein by reference.

/s/ KPMG LLP
Mountain View, California September 9, 2010